UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 9, 2013

The Bon-Ton Stores, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-19517 (Commission File No.)	23-2835229 (IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices)

(717) 757-7660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On January 9, 2013, The Bon-Ton Stores, Inc. (the “Parent”), The Bon-Ton Department Stores, Inc. (the “Issuer”), a wholly-owned subsidiary of the Parent, and certain subsidiaries of the Issuer, as guarantors (together with the Parent, the “Guarantors”), entered into each of (1) the Second Supplemental Indenture with The Bank of New York Mellon, as trustee under the indenture governing the Issuer’s 10¼% Senior Notes due 2014 (the “2014 Notes Supplemental Indenture”) and (2) the Supplemental Indenture with Wells Fargo Bank, National Association, as trustee under the indenture governing the Issuer’s 10 5/8% Second Lien Senior Secured Notes due 2017 (the “2017 Notes Supplemental Indenture,” and together with the 2014 Notes Supplemental Indenture, the “Supplemental Indentures”).  The Supplemental Indentures amend the Issuer’s existing indentures to clarify that Section 10.05, relating to the release of guarantors, applies only to subsidiary guarantors.  These amendments were effected pursuant to a provision in each of the indentures that permits the Issuers, the Guarantors and the applicable trustee to amend each of the indentures without notice to or consent of any noteholder in order to cure any ambiguity, defect or inconsistency.

The foregoing descriptions of the Supplemental Indentures are qualified in their entirety by reference to such agreements, which are filed herewith.  The full text of the agreements referenced above are filed as Exhibits 4.1 and 4.2 to this Current Report and are incorporated by reference herein.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Second Supplemental Indenture dated as of January 9, 2013, among The Bon-Ton Department Stores, Inc. the guarantors named therein, and The Bank of New York Mellon, as trustee.

4.2	Supplemental Indenture dated as of January 9, 2013, among The Bon-Ton Department Stores, Inc. the guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2013

THE BON-TON STORES, INC.

By:	/S/ KEITH E. PLOWMAN
Keith E. Plowman
Executive Vice President and Chief Financial Officer